Exhibit 3.9

Number *0*	Shares *0*

SEE “IMPORTANT NOTICE” BELOW ON TRANSFER RESTRICTIONS AND OTHER INFORMATION

AG MORTGAGE INVESTMENT TRUST, INC.
a Corporation Formed Under the Laws of the State of Maryland
THIS CERTIFIES THAT **Specimen**
is the owner of **Zero (0)**
fully paid and nonassessable shares of 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, of
AG Mortgage Investment Trust, Inc.
(the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by its duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the charter of the Corporation and the bylaws of the Corporation and any amendments thereto.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf by its duly authorized officers this _____ day of _________, 2019.

Raul E. Moreno Secretary	(SEAL) David Roberts Chief Executive Officer

IMPORTANT NOTICE
The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation has authority to issue and (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the charter of the Corporation, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office.
The shares represented by this Certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock, taking into account any other Capital Stock Beneficially or Constructively Owned by such Person, in excess of the Common Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted

Holder Limit shall be applicable) (ii) no Person may Beneficially or Constructively Own shares of the Corporation’s Series C Fixed-to-Floating Cumulative Redeemable Preferred Stock, $0.01 par value per share, taking into account any other Capital Stock Beneficially or Constructively Owned by such Person, in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iv) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (v) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries or may be void ab initio. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.
_________________________________
KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN
OR DESTROYED, THE CORPORATION WILL REQUIRE A BOND OF INDEMNITY AS A
CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.
_________________________________

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	- as tenants in common	UNIF GIFT MIN ACT	____________ Custodian
TEN ENT	- as tenants by the entireties		(Custodian) (Minor)
JT TEN	- as joint tenants with right of		under Uniform Gifts to Minors Act of
	survivorship and not as tenants		_____________________________
	in common		(State)
Additional abbreviations may also be used though not in the above list.
FOR VALUE RECEIVED, ________________________ HEREBY SELLS, ASSIGNS AND TRANSFERS UNTO

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

(Please Insert Social Security or other Identifying Number of Assignee)
____________________________ (            ) shares of the 8.000% Series C Fixed-to-Floating Cumulative Redeemable Preferred Stock, $0.01 par value per share, of the Corporation represented by this Certificate and does hereby irrevocably constitute and appoint ________________________________ attorney to transfer the said shares of 8.000% Series C Fixed-to-Floating Cumulative Redeemable Preferred Stock, $0.01 par value per share, on the books of the Corporation, with full power of substitution in the premises.
Dated

NOTICE: The Signature To This Assignment Must Correspond With The Name As Written Upon The Face Of The Certificate In
Every Particular, Without Alteration Or Enlargement Or Any Change Whatever.

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